Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-211963 on Form S-8 and the Registration Statement No. 333-219097 on Form S-3 of Midland States Bancorp, Inc. of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Midland States Bancorp, Inc. for the year ended December 31, 2019.

   Crowe LLP

Indianapolis, Indiana

February 28, 2020